Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

May 5, 2025

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re:	Top Wealth Group Holding Limited

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated May 5, 2025, of Top Wealth Group Holding Limited. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in Form 6-K.

Sincerely Yours,

/s/ Onestop Assurance PAC
Singapore